Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

New York, May 18, 2021 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) today announced senior management changes to help build upon its success as a leader in global financial services for its customers and communities.

Gordon Smith, Co-President and Chief Operating Officer, and Chief Executive Officer of Consumer & Community Banking (CCB), recently informed Chairman and CEO Jamie Dimon of his decision to retire at the end of this year. Mr. Smith will continue to carry on his current responsibilities until December, when Daniel Pinto, Co-President and Chief Operating Officer and Chief Executive Officer of the Corporate & Investment Bank (CIB), will become sole President and Chief Operating Officer of the firm. In the new year, Mr. Smith will continue as a senior advisor to Jamie Dimon and other executives, with a focus on consumer, digital and payments opportunities.

Marianne Lake, CEO of Consumer Lending, and Jennifer Piepszak, Chief Financial Officer of the firm, will become co-heads of CCB effective immediately, reporting to Mr. Smith. As co-heads of CCB, Marianne and Jenn will be responsible for our home lending, auto finance, small business and U.S. wealth management businesses, as well as our industry leading Chase consumer banking and credit card businesses. The CCB businesses generated revenues of more than $50 billion last year.

Jeremy Barnum, head of Global Research for the Corporate & Investment Bank, will succeed Ms. Piepszak as Chief Financial Officer, also effective immediately. Jeremy was CFO for the Corporate & Investment Bank from 2013 through the beginning of this year.

Jamie Dimon said: “Gordon Smith has done a simply outstanding job. As one of the best hires I’ve ever made, he has achieved so much, made us a better company through his strategic focus, compassion and commitment to diversity, and has helped mentor so many of our people, including those being promoted today. Professionally, Gordon has been an exceptional business leader and partner for the past 13 years, and I’m so pleased he’ll continue to be a wise resource for me and our senior management team. Personally, I am proud to call Gordon my friend and am immensely grateful for all he has done for our company and our people.”

Gordon Smith said: “I am so proud of our team here at JPMorgan Chase and all that they have achieved. It is personally bittersweet for me to leave this first-class team, but I am happy to support them in any way I can going forward and am excited about the firm’s bright future. I want to thank Jamie for this extraordinary opportunity and throughout the entire journey I have greatly valued his counsel and friendship.”

Mr. Dimon added: “We are fortunate to have two such superb executives in Marianne and Jenn – they both are examples of our extremely talented and deep management bench. Both have proven track records of working successfully across the firm and both are well known and respected within the financial industry for their exceptional character and capabilities.

J.P. Morgan Chase & Co.

News Release

We are also lucky to have another extraordinary talent, Jeremy Barnum, become our CFO. His breadth of experience within our complex, global CIB positions him well for this critical firmwide role. In addition, he is recognized within our company and in the financial and regulatory communities for his deep intellect and integrity.

Over the past several years, JPMorgan Chase has produced consistently strong and market-leading results for our customers, communities and shareholders. I’m honored to work with such an exceptional group of people and want to thank the Board for its invaluable contributions to our company.”

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $3.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Media Contact:

Joseph Evangelisti                212-270-7438